Exhibit 24

POWER OF ATTORNEY

I, the undersigned Director of Rockwell Collins, Inc., a Delaware corporation (the “Company”), hereby constitute GARY R. CHADICK, PATRICK E. ALLEN and MARSHA A. SCHULTE, and each of them singly, my true and lawful attorneys with full power to them and each of them to sign for me, and in my name and in the capacity or capacities indicated below, the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2008, and any amendments thereto.

Signature	Title	Date

/s/ Donald R. Beall	Director	November 21, 2008
Donald R. Beall

/s/ Anthony J. Carbone	Director	November 19, 2008
Anthony J. Carbone

/s/ Chris A. Davis	Director	November 21, 2008
Chris A. Davis

/s/ Mark Donegan	Director	November 21, 2008
Mark Donegan

/s/ Ralph E. Eberhart	Director	November 13, 2008
Ralph E. Eberhart

/s/ Andrew J. Policano	Director	November 18, 2008
Andrew J. Policano

/s/ Cheryl L. Shavers	Director	November 21, 2008
Cheryl L. Shavers